Exhibit 99.1

Avago Technologies Appoints Bryan Ingram Chief Operating Officer

SAN JOSE, Calif. and SINGAPORE – April 1, 2013 – Avago Technologies Limited (Nasdaq: AVGO), a leading supplier of analog interface components for communications, industrial and consumer applications, today announced the appointment of Bryan Ingram, Senior Vice President and General Manager of the Company’s Wireless Semiconductor Division, to serve as Senior Vice President and Chief Operating Officer.

Mr. Ingram served as the Vice President and General Manager of the Wireless Semiconductor Division since Avago’s formation out of Agilent’s Semiconductor Products Group in 2005, and was subsequently promoted to Senior Vice President in 2007. Mr. Ingram joined Hewlett-Packard in 1990 and held various positions at Hewlett-Packard and then Agilent. Mr. Ingram holds a BSEE from the University of Illinois and an MSEE from The Johns Hopkins University.

“Bryan is a proven operator with decades of experience growing the Avago wireless franchise into a highly profitable technology leader,” said Hock Tan, President and CEO of Avago Technologies. “I see a lot of value in leveraging Bryan’s talent across all of our businesses and I congratulate him on his appointment to this important new role.”

About Avago Technologies Limited

Avago Technologies Limited is a leading designer, developer and global supplier of a broad range of analog semiconductor devices with a focus on III-V based products. Our product portfolio is extensive and includes thousands of products in three primary target markets: wireless communications, wired infrastructure and industrial & other.

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Contacts:

Thomas Krause

VP Corporate Development

+1 408 435 7400

investor.relations@avagotech.com